UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26529	22-3407945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Willowbrook Boulevard, Wayne, NJ	07470
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (973) 837-2700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 30, 2005, the Company notified The Nasdaq Stock Market, Inc. (“Nasdaq”) that Winthrop Knowlton had resigned from the Board of Directors of the Company. Mr. Knowlton resigned in connection with his plans to retire and his resignation was not the result of any disagreement with the Company. Mr. Knowlton was formerly a member of the Audit Committee of the Board of Directors. The Company subsequently notified Nasdaq that the Company has appointed board member Mr. Richard Sarnoff to the Audit Committee and, upon board approval, will have therefore restored the size of the Audit Committee to three. This will restore the Company to compliance with the Nasdaq’s rule 4350(d)(2)(A), which requires a listed company to have an audit committee consisting of three members pertaining to audit committee composition. However, the Company remains obligated to file this Report on Form 8-K under Nasdaq’s rules.

On October 4, 2005 the Company received a letter from Nasdaq stating that the Company was no longer in compliance with Nasdaq’s audit committee composition requirements as a result of Mr. Knowlton’s resignation on September 30th. Nasdaq Marketplace Rule 4350(d)(2)(A) requires a listed company to have an audit committee consisting of three members, all of whom are independent as defined by Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3. In its October 4, 2005 letter, Nasdaq notified the Company that consistent with Marketplace Rule 4350(d)(4), the Company would be provided a cure period during which the Company could regain compliance. This period would last until the earlier of the Company’s next annual meeting of shareholders or September 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audible, Inc.

Date: October 11, 2005	/s/ Andrew P. Kaplan
By: Andrew P. Kaplan
Title: Chief Financial Officer